Deed of Amendment

Between

HTC Purenergy Inc, a company incorporated in Alberta, Canada with its office at 2305 Victoria Avenue, Regina, Saskatchewan, Canada ("Licensor").

and

EESTech  CO2 Technologies Pty Ltd, a company incorporated in Australia with its office at Ground Floor Engineering House, 447 Upper Edward Street, Spring Hill, Queensland, Australia ("Licensee").

Whereas:

A.
Licensor and Licensee entered into the CCS Technology License Deed dated November 29, 2007 (the "License Deed") by which Licensor (under its previous name HTC Hydrogen Technologies Corp) licensed to Licensee (under its previous name CO2 Technologies Pty Ltd.) for the Asia Pacific region on an exclusive basis certain technology related to carbon capture and storage.

B.
Licensor now seeks the approval of Licensee to amend the current License Deed and grant a worldwide license for that technology to two third parties, Doosan Babcock Energy Limited ("DBEL"), a company incorporated in England, and Doosan Heavy Industries & Construction Co., Ltd. ("DHI"), a company incorporated in Korea (the "Doosan License").

It is agreed:

1.	Definitions:

1.1	Except as expressly set forth herein, the terms "ACS Technology", "Licensed Marks," "Territory" and "Use" shall carry the same meanings in this Deed of Amendment as in the License Deed.

1.2
"Control" shall mean (i) direct or indirect ownership of or control over at least fifty percent (50%) of the voting stock or any other voting securities of the relevant entity or (ii) control of the board of directors (or any other comparable governing body) of the relevant entity; and "Change of Control" shall have a corresponding meaning.

1.5
"Competitor" shall mean any power engineering solution or power equipment provider, power original equipment manufacturer, power process engineering solution or power equipment provider, power engineering consultancy, engineering service provider for the power industry, or any Associate of any of the foregoing.

1.6	"Integrated CCS Technology" shall mean the Improvements and Significant Improvements (as these terms are defined in the Doosan License (as defined below), owned by Licensor.

2.	The License Deed is hereby amended to the extent that Licensor may grant to DBEL and DHI a license (the "Doosan License") to Use the CCS Technology and the Licensed Marks in the Territory.

2.1	The License Deed is hereby amended whereby the Licensee’s use is governed by the following provisions;

(a)	The parties agree that the Territory does not include any countries or territories in North, Central or South America.

(b)
That Clause 2 above is without prejudice to Licensee's right under the License Deed to Use the CCS Technology and the Licensed Marks, but supersedes Licensee's right to sublicense the CCS Technology or the Licensed Marks and its right to assign its rights under the License Deed as further set forth in this Clause 2.1.

(c)	Licensee's exclusive rights under Clauses 3.1(a) and 4.6 of the License Deed are hereby amended so that they are non-exclusive.

(d)
Notwithstanding anything to the contrary in the License Deed, including, but not limited to, Clauses 2.1(a) and 7.11 thereof, or this Deed of Amendment, (i) Licensee may not assign any of its rights or obligations under the License Deed or sublicense any of its rights under the License Deed, or undergo a Change of Control, without the prior written consent of DBEL and DHI, and (ii) no permitted sublicensee of Licensee shall have the right to grant any further sublicenses; provided, however, that with respect to any assignment or sublicense to a party that is not (and is not directly or indirectly Controlled by) a Competitor or any Change of Control of Licensee that does not result in a Competitor obtaining direct or indirect Control of Licensee, DBEL and DHI shall not unreasonably withhold their consent so long as the terms of such assignment, sublicense or Change of Control transaction expressly provide for the immediate termination of such assignment or sublicense (or of the License Deed in the case of a Change of Control transaction) upon the assignee or sublicensee becoming (or the assignee or sublicensee, or Licensee in the case of a Change of Control transaction, becoming directly or indirectly Controlled by) a Competitor. In addition, Licensee shall notify DBEL and DHI in writing immediately upon Licensee or EESTech Inc. being adjudicated bankrupt, going into liquidation, receivership or trusteeship voluntarily or otherwise, or voluntarily entering into any similar proceedings for the relief of debtors (each a "Bankruptcy Event").

(e)
Notwithstanding anything to the contrary in the License Deed, including, but not limited to, Clause 5.1 thereof, or this Deed of Amendment, if (i) Licensee makes any assignment, grants any sublicense or undergoes a Change of Control in violation of Clause 2.1(d) of this Deed of Amendment, (ii) a Bankruptcy Event occurs or (iii) any permitted sublicensee or assignee undergoes a Change of Control resulting in a Competitor obtaining direct or indirect Control of such party, then the License Deed (or, if applicable, such sublicense) shall immediately terminate, and Licensee (or, if applicable, such sublicensee or assignee) shall have no further right to Use the CCS Technology or to use the Licensed Marks after such termination. In the event of termination, Licensee shall promptly return to Licensor all technical and confidential information of Licensor relating to the CCS Technology.

(f)
Integrated CCS Technology shall not be included in the CCS Technology licensed to Licensee pursuant to the License Deed, and Licensee shall only have the right to use the Integrated CCS Technology in the Territory to the extent that such technology is embodied in the results of services provided by Licensor to Licensee where Licensor is Licensee's exclusive engineering partner or services provider and solely in connection with the specific project to which Licensor's services relate. Licensee shall not assign or sublicense such rights except for such assignments or sublicenses that would otherwise be permitted under Clause 2.1(d) of this Deed of Amendment.

3.	Licensor and Licensee further agree as follows:

3.1
Licensor agrees to enter into a royalty sharing agreement with Licensee whereby a portion of royalties received by Licensor from DBEL and DHI for Use of the CCS Technology in the Territory will be paid by Licensor to Licensee, based on the following formula:

Total royalties received by Licensor from DBEL / DHI for Use of the CCS Technology in the Territory, minus 2.45% of royalty bearing supply cost x 30%.

For greater clarification the following is an example of a project transaction occurring in the next 10-year period:

Royalty bearing CCS supply cost for a project based on a $200 mm capex.
Royalty of 6% = $12 million - (2.45% of $200 million) = $7.1 million x 30% = $2.13 million allocation to Licensee.

3.2	Licensor agrees to immediately effect the tax efficient delivery of five million (5,000,000) shares of EESTech Inc. to Licensee after Licensor, DBEL and DHI execute the Doosan License.

3.3
Notwithstanding anything to the contrary set forth in the Service Agreement by and between the parties dated as of November 29, 2007 (the "Services Agreement"), Licensor shall remain the exclusive provider to Licensee of the CSS Services, as defined in the Services Agreement.

3.4
Except as set forth above, the License Deed shall remain in full force and effect in accordance with its terms following the execution of this Deed of Amendment. This Deed of Amendment will be binding upon, and enforceable against, any permitted successors and assigns of Licensee. In the event of any conflict between the terms of this Deed of Amendment and the License Deed, the terms of this Deed of Amendment shall take precedence.

3.5
This Deed of Amendment shall not be modified or amended without the prior written consent of DBEL and DHI, each of which shall be deemed to be a third party beneficiary hereunder and shall be entitled to enforce the provisions of this Deed of Amendment directly against the parties hereto.

3.6	This Deed of Amendment is subject to the laws of the same jurisdiction as the License Deed.

3.7
This Deed of Amendment is conditional upon the Licensor and DBEL and DHI entering into the Doosan License, and shall become effective upon written notification by Licensor to Licensee that the Doosan License has been executed.

Executed as a Deed by:

/s/	/s/
For: EESTech CO2 Technologies Pty Ltd.	For: HTC Purenergy Inc.

Name:		Name:

Title:	Chairman / CEO	Title:	Chairman / CEO